Exhibit 12

                     FLEMING COMPANIES, INC.
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                    FISCAL YEAR ENDED THE LAST SATURDAY IN DECEMBER

                            2000      1999       1998     1997      1996
                                   (IN THOUSANDS OF DOLLARS)
Earnings:
 Pre-tax income (loss)   $(200,889) $(62,581) $(598,202)  $82,685   $54,573
 Fixed charges, net        198,413    193,263   195,956   197,923   202,184

Total earnings (loss)      $(2,476)  $130,682 $(402,246) $280,608  $256,757

Fixed charges:
 Interest expense         $174,569   $165,180  $161,581  $162,506  $163,466
 Portion of rental charges
  deemed to be interest     23,331     27,626    33,948    35,050    38,356
 Capitalized interest and
  debt issuance cost
  amortization               2,051      1,117       604     1,186       104

Total fixed charges       $199,951   $193,923  $196,133  $198,742  $201,926

Deficiency                $202,427   $ 62,451  $598,379
Ratio of earnings (loss)
  to fixed charges               -       0.67         -      1.41      1.27


"Earnings" consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consist of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest and debt issuance cost.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.

Under the company's long-term debt agreements, "earnings" and "fixed charges" are defined differently and amounts and ratios differ accordingly.

Results excluding strategic plan adjustments and one-time items are as follows:

               FISCAL YEAR ENDED THE LAST SATURDAY IN DECEMBER
                           2000       1999     1998
                          (IN THOUSANDS OF DOLLARS)

Total adjusted earnings  $306,276  $261,757   $265,781
Total fixed charges       199,951   193,923   $196,133

Adjusted ratio of earnings
  to fixed charges           1.53      1.35       1.36